[LETTERHEAD OF THACHER PROFFITT & WOOD LLP]

March 30, 2006

Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179	EMC Mortgage Corporation 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038
Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179	Master Funding LLC 909 Hidden Ridge Drive, Suite 200 Irving, Texas 75038
LaSalle Bank National Association 135 South LaSalle Street Chicago, IL 60603	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. 55 Water Street, 41st Floor New York, New York 10041
Bear Stearns Financial Products Inc. 383 Madison Avenue, 36th Floor New York, New York 10179

Opinion: Underwriting/Purchase Agreements (Tax)
SACO I Trust 2006-4
Mortgage-Backed Certificates, Series 2006-4

Ladies and Gentlemen:

We have acted as counsel to EMC Mortgage Corporation (the “Sponsor”, a “Seller” and “Master Servicer”, as applicable), Master Funding LLC (a “Seller” and “Master Funding”, and together with the Sponsor, the “Sellers”), Structured Asset Mortgage Investments II Inc. (the “Depositor”) and Bear, Stearns & Co. Inc. (the “Underwriter” and the “Initial Purchaser”, as applicable) in connection with (i) the Mortgage Loan Purchase Agreement, dated March 30,

2006 (the “Seller Sale Agreement”), among the Sellers and the Depositor, (ii) the Pooling and Servicing Agreement, dated as of March 1, 2006 (the “Pooling and Servicing Agreement”), among the Depositor, the Sponsor, the Master Servicer and LaSalle Bank National Association (in such capacity, the “Trustee”), and the certificates issued pursuant thereto designated as SACO I Trust 2006-4, Mortgage-Backed Certificates, Series 2006-4 (the “Certificates”), (iii) the Custodial Agreement, dated as of March 30, 2006 (the “Wells Fargo Custodial Agreement”), among the Trustee, the Depositor, the Sellers, the Master Servicer and Wells Fargo Bank, National Association (a “Custodian”), (iv) the Custodial Agreement, dated as of March 30, 2006 (the “LaSalle Bank Custodial Agreement” together with the Wells Fargo Custodial Agreement, the “Custodial Agreements”), among the Trustee, the Depositor, the Sellers, the Master Servicer and LaSalle Bank National Association (in such capacity, a “Custodian”), (v) the Underwriting Agreement, dated March 22, 2006, and the related Terms Agreement, dated as of March 22, 2006 (together, the “Underwriting Agreement”), between the Underwriter and the Depositor, (vi) the Purchase Agreement, dated as of July 31, 2003, and the related Terms Agreement, dated as of March 30, 2006 (together the “Purchase Agreement”), between the Initial Purchaser and the Depositor, (vii) the Free Writing Prospectus, dated March 22, 2006 (the “Free Writing Prospectus”) as used on March 22, 2006 (the “Time of Sale”), (viii) the Prospectus Supplement, dated March 28, 2006 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated March 28, 2006 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (ix) the Private Placement Memorandum, dated March 30, 2006 (the “Private Placement Memorandum”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, the Purchase Agreement and the Custodial Agreements are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”) and the provisions thereof applicable to a real estate mortgage investment conduit (“REMIC”), and the tax laws of the State of New York and the City of New York applicable to REMICs. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based upon and subject to the foregoing, it is our opinion that:

1.

The statements made in the Base Prospectus under the heading “Material Federal Income Tax Considerations”, in the Prospectus Supplement and the Free Writing Prospectus under the heading “Federal Income Tax Consequences” and in the Private Placement Memorandum under the heading “Federal Income Tax Considerations”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V will qualify as a REMIC, (ii) the REMIC I Regular Interests will represent ownership of the “regular interests” in REMIC I, and the Class R-1 Certificates will constitute the sole class of “residual interests” in REMIC I, (iii) the REMIC II Regular Interests will represent ownership of the “regular interests” in REMIC II, and the Class R-2 Certificates will constitute the sole class of “residual interests” in REMIC II, (iv) each Class of Certificates (other than the Residual Certificates and the Class C Certificates), the Class C Interest and the Class IO Interest will represent ownership of “regular interests” in REMIC III, and will generally be treated as debt instruments of REMIC III, exclusive, in the case of Certificates (other than the Class C Certificates and the Residual Certificates), of the right to receive, or the deemed obligation to pay, certain amounts differing from amounts payable in respect of the corresponding regular interests, and the Class R-3 Certificates will constitute the sole class of “residual interests” in REMIC III, (v) the Class C Certificates will represent ownership of “regular interests” in REMIC IV, and will generally be treated as debt instruments of REMIC IV, exclusive of the right to receive, or the deemed obligation to pay, certain amounts differing from amounts payable in respect of the corresponding regular interest, and the Class R-4 Interest will constitute the sole class of “residual interests” in REMIC IV, and (v) the REMIC V Regular Interest IO will represent ownership of a “regular interest” in REMIC V, and will generally be treated as a debt instrument of REMIC V, and the Class R-5 Interest will constitute the sole class of “residual interests” in REMIC V, and (vi) the Class RX Certificates will represent ownership of the Class R-4 Interest and Class R-5 Interest.

3.

3. Assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for City and State of New York income and corporation franchise tax purposes, each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V will be classified as a REMIC and not as a corporation, partnership or trust, in conformity with the federal income tax treatment of the Trust Fund. Accordingly, each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V will be exempt from all City and State of New York taxation imposed on its income, franchise or capital stock, and its assets will not be included in the calculation of any franchise tax liability.

3.Assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for City and State of New York income and corporation franchise tax purposes, each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V will be classified as a REMIC and not as a corporation, partnership or trust, in conformity with the federal income tax treatment of the Trust Fund. Accordingly, each of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V will be exempt from all City and State of New York taxation imposed on its income, franchise or capital stock, and its assets will not be included in the calculation of any franchise tax liability.

To ensure compliance with requirements imposed by the United States Internal Revenue Service, any United States federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

                This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP